Exhibit 99.3

FLOTEK INDUSTRIES, INC.
EMPLOYMENT INDUCEMENT PLAN
STOCK OPTION GRANT NOTICE
Pursuant to the terms and conditions of the Flotek Industries, Inc. Employment Inducement Plan, as amended from time to time (the “Plan”), Flotek Industries, Inc., a Delaware corporation, (the “Company”), hereby grants to the individual listed below (“Participant”) the right and option to purchase all or any part of the number of shares of the Company’s Stock set forth below (“Option”) on the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), the Confidentiality, Non-Competition and Non-Solicitation Covenants attached hereto as Exhibit B and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Option:	Nonstatutory Option
Participant:
Date of Grant:
Total Number of Shares Subject to this Option:	shares (the “Total Shares”)
Exercise Price:	$ per share
Expiration Date:
Vesting Conditions:
Performance Period:
Relative TSR Condition:
Stock Price Condition:
By signing below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Stock Option Grant Notice (this “Grant Notice”). Participant acknowledges that Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all

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of which together shall constitute one and the same agreement. In addition, Participant is consenting to receive documents with respect to the Plan and the Option granted hereunder by means of electronic delivery, provided that such delivery complies with the rules, regulations, and guidance issued by the Securities and Exchange Commission and any other applicable government agency. This consent shall be effective for the entire time that Participant is a Participant in the Plan.
IN ORDER TO RECEIVE THE BENEFITS OF THIS GRANT NOTICE AND THE AGREEMENT, AND FOR THIS OPTION TO BE EFFECTIVE, PARTICIPANT MUST EXECUTE THIS GRANT NOTICE (THE “ACCEPTANCE REQUIREMENTS”).  IF PARTICIPANT FAILS TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 45 DAYS FOLLOWING THE DATE OF GRANT, THEN:

(1)	THIS AGREEMENT WILL BE OF NO FORCE OR EFFECT AND THIS OPTION WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION; AND

(2)	NEITHER PARTICIPANT NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS GRANT NOTICE OR THE AGREEMENT.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and Participant has executed this Grant Notice, effective for all purposes as provided above.
FLOTEK INDUSTRIES, INC.

By:
Name:
Title:

PARTICIPANT

Name: [●]

SIGNATURE PAGE TO
STOCK OPTION GRANT NOTICE

EXHIBIT A

STOCK OPTION AGREEMENT

This Stock Option Agreement (together with the Grant Notice to which this Agreement is attached and Exhibit B attached hereto, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Flotek Industries, Inc., a Delaware corporation (the “Company”), and              (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award. Effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby irrevocably grants to Participant the right and option (“Option”) to purchase all or any part of an aggregate of the number of shares of Stock set forth in the Grant Notice on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. This Option shall be treated as a Nonstatutory Option.
2.    Exercise Price. The exercise price of each share of Stock subject to this Option shall be the exercise price set forth in the Grant Notice (the “Exercise Price”), which has been determined to be not less than the Fair Market Value of a share of Stock at the Date of Grant. For all purposes of this Agreement, the Fair Market Value of Stock shall be determined in accordance with the provisions of the Plan.
3.    Exercise of Option.
(a)    Subject to the earlier expiration of this Option as provided herein, this Option may be exercised, by (i) providing written notice to the Company in the form prescribed by the Committee from time to time at any time and from time to time after the Date of Grant, which notice shall be delivered to the Company in the form, and in the manner, designated by the Committee from time to time, and (ii) paying the Exercise Price in full in a manner permitted by Section 3(e); provided, however, that this Option shall not be exercisable for more than the percentage of the aggregate number of shares of Stock subject to this Option with respect to which this Option has become vested and exercisable pursuant to the vesting conditions set forth in the Grant Notice or as provided in this Section 3.
(b)    This Option may be exercised only while Participant remains an employee or other service provider of the Company or an Affiliate and will terminate and cease to be exercisable upon a termination of Participant’s employment with the Company or an Affiliate, except that:
(i)    Termination Due to Death or Disability. Upon a termination of Participant’s employment with the Company or an Affiliate due to Participant’s death or Disability, then the portion of this Option that is vested may be exercised by Participant (or Participant’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise

Exhibit A-1

by reason of the death of Participant) at any time during the period ending on the earlier to occur of (A) the date that is 90 days following the last day of the Performance Period or (B) the Expiration Date.
(ii)    Termination Without Cause. Upon a termination of Participant’s employment with the Company or an Affiliate by the Company or an Affiliate without Cause, then the portion of this Option that is vested may be exercised by Participant (or Participant’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Participant) at any time during the period ending on the earlier to occur of (x) the date that is 90 days following the date of such termination or (y) the Expiration Date.
(iii)    Voluntary Resignation. Upon a termination of Participant’s employment with the Company or an Affiliate by Participant without Good Reason (except as set forth in Section 3(b)(iv)), then the portion of this Option that is vested may be exercised by Participant (or Participant’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Participant) at any time during the period ending on the earlier to occur of (A) the date that is 30 days following the date of such termination or (B) the Expiration Date.
(iv)    Termination for Cause. Upon a termination of Participant’s employment with the Company or an Affiliate (A) by the Company or an Affiliate for Cause or (B) is a voluntary resignation by the Participant after the occurrence of an event that would be grounds for a termination of Participant’s employment with the Company or an Affiliate by the Company or an Affiliate for Cause, then this Option shall immediately terminate and cease to be exercisable as of the date of such termination.
(v)    Extension of Exercisability. If the exercise of this Option within the applicable time periods set forth above is prevented by the provisions of Section 8, this Option will remain exercisable until 30 days after the date Participant is notified by the Company that this Option is exercisable, but in no event later than the Expiration Date. If a sale of shares acquired upon the exercise of this Option would subject Participant to suit under Section 16(b) of the Exchange Act, then this Option will remain exercisable until the earliest to occur of (A) the 10th day following the date on which a sale of such shares by Participant would no longer be subject to such suit, (B) the 190th day after the date of Participant’s termination of employment, or (C) the Expiration Date set forth in the Grant Notice. The Company makes no representation as to the tax consequences of any such delayed exercise. Participant should consult with Participant’s own tax advisor as to the tax consequences of any such delayed exercise.
(c)    This Option shall not be exercisable in any event after the Expiration Date set forth in the Grant Notice.
(d)    Notwithstanding any provision of this Agreement, the Grant Notice or the Plan to the contrary, if at any time after the Date of Grant, (i) this Option has become vested and exercisable in whole or in part; (ii) such vested and exercisable portion of this Option is scheduled to expire or terminate for any reason other than due to a termination of Participant’s employment with the Company or an Affiliate by the Company or an Affiliate for Cause; and (iii) the then-current

Fair Market Value of a share of Stock exceeds the sum of (A) the Exercise Price of this Option and (B) the minimum amount of taxes required to be withheld (if any) if Participant were to exercise this Option at such time, then, unless Participant (or, if applicable, Participant’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Participant) provides written notice to the Committee at least 10 business days prior to such scheduled expiration or termination date indicating that Participant or such holder desires that this Option expire or terminate without any exercise of the portion of this Option (if any) that has become vested and exercisable, such vested and exercisable portion of this Option shall be automatically exercised as of the date of such scheduled expiration or termination through a “net issuance exercise” (as described in Section 3(e)(iv)) and the minimum amount of taxes required to be withheld (if any) upon such automatic exercise shall be satisfied by withholding shares of Stock otherwise issuable in connection with such exercise having a Fair Market Value equal to such amount (as described in Section 5).
(e)    The Exercise Price for the shares of Stock as to which this Option is exercised shall be paid in full at the time of exercise (i) in cash (including check, bank draft or money order payable to the order of the Company or wire transfer of immediately available funds), (ii) if permitted by the Committee in its sole discretion, by delivering or constructively tendering to the Company shares of Stock having a Fair Market Value equal to the Exercise Price (provided such shares used for this purpose must have been held by Participant for such minimum period of time as may be established from time to time by the Committee to avoid adverse accounting consequences), (iii) through a “cashless exercise” in accordance with a Company established policy or program for the same, (iv) by “net issuance exercise” pursuant to which the Company reduces the number of shares of Stock otherwise deliverable upon exercise of this Option by a number of shares with an aggregate Fair Market Value equal to the aggregate Exercise Price at the time of exercise or (v) any combination of the foregoing. No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, Participant shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock.
(f)    The holder of this Option shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Stock purchasable upon the exercise of any part of this Option unless and until such shares of Stock shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 8(b)(i) of the Plan.
4.    Restrictive Covenants.
(a)    Participant acknowledges and agrees that the grant of this Option further aligns Participant’s interests with the Company’s long-term business interests, and as a condition to the Company’s willingness to enter into this Agreement, Participant agrees to abide by the terms set forth in Exhibit B, which Exhibit B is deemed to be part of this Agreement as if fully set forth herein. Participant acknowledges and agrees that the restrictive covenants contained in Exhibit B are reasonable and enforceable in all respects. By accepting this Option, Participant agrees to be bound, and promises to abide, by the terms set forth in Exhibit B and expressly acknowledges and affirms that this Option would not be granted to Participant if Participant had not agreed to be bound by such provisions.
(b)    Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that Participant has failed to abide by any of the terms set forth in Exhibit B or the provisions of any other confidentiality, non-competition or non-solicitation covenant in any other agreement by and between the Company or any Affiliate and Participant, then, in addition to and without limiting the remedies set forth in Exhibit B:
(i)    Any portion of this Option that remains unexercised as of the date of such determination will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
(ii)    Participant shall, within 30 days following Participant’s receipt of a written notice from the Company, pay to the Company a cash amount equal to the Fair Market Value, of any shares of Stock previously received by Participant pursuant to this Option as of the date of receipt of such shares.
5.    Tax Withholding. To the extent that the receipt, vesting or exercise of this Award results in compensation income or wages to Participant for federal, state, local and/or foreign tax purposes, Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Stock (including previously owned Stock, net exercise, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net exercise or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. Any fraction of a share of Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to Participant. Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or exercise of this Award or disposition of the underlying shares and that Participant has been advised, and hereby is advised, to consult a tax advisor. Participant represents that Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
6.    Employment Relationship. For purposes of this Agreement, Participant shall be considered to be employed by the Company or an Affiliate as long as Participant remains an employee of any of the Company, an Affiliate, or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new option for this Option. Without limiting the scope of the preceding sentence, it is expressly provided that Participant shall be considered to have terminated employment with the Company (a) when Participant ceases to be an employee of any of the Company, an Affiliate, or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new option for this Option or (b) at the time of the termination of the “Affiliate” status under the Plan of the corporation or other entity that employs Participant.
7.    Non-Transferability.  Except as otherwise set forth in Section 7(a) of the Plan, this Option shall not be transferable by Participant other than by will or by the laws of descent and distribution, and this Option shall be exercisable, during Participant’s lifetime, only by Participant. Any attempted transfer of this Option shall be null and void and of no effect, except to the extent that such transfer is permitted by the preceding sentence.
8.    Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
9.    Legends. If a stock certificate is issued with respect to shares of Stock issued hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any applicable laws or the requirements of any stock exchange on which the Stock is then listed. If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.
10.    Rights as a Stockholder. Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.
11.    Execution of Receipts and Releases. Any issuance or transfer of shares of Stock or other property to Participant or Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require Participant or Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate.
12.    No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of this Option thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. The grant of this Option is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.
13.    Legal and Equitable Remedies. Participant acknowledges that a violation or attempted breach of any of Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company or any Affiliate shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining Participant or the affiliates, partners or agents of Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 13 shall be cumulative and in addition to any other remedies to which such party may be entitled.
14.    Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, unless otherwise designated by the Company in a written notice to Participant (or other holder):
Flotek Industries, Inc.
Attn: General Counsel
8846 N. Sam Houston Parkway W.
Houston, Texas 77043

If to Participant, at Participant’s last known address on file with the Company.
Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to Participant when it is mailed by the Company or, if such notice is not mailed to Participant, upon receipt by Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.
15.    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
16.    Agreement to Furnish Information. Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
17.    Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to this Option; provided¸ however, that (i) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and Participant in effect as of the date a determination is to be made under this Agreement; and (ii) the terms of Exhibit B are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company or any Affiliate and Participant with respect to confidentiality, non-disclosure, non-competition or non-solicitation. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Participant shall be effective only if it is in writing and signed by both Participant and an authorized officer of the Company.
18.    Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
19.    Company Recoupment of Awards. A Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder form time to time by the U.S. Securities and Exchange Commission.
20.    Governing Law. This agreement shall be governed by and construed in accordance with the laws of the state of Delaware applicable to contracts made and to be performed therein, exclusive of the conflict of laws provisions of Delaware law.
21.    Successors and Assigns. The Company may assign any of its rights under this Agreement without Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom this Option may be transferred by will or the laws of descent or distribution.
22.    Headings; References; Interpretation. Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
23.    Acknowledgements Regarding Section 409A and Section 422 of the Code. Participant understands that if the Exercise Price of the Stock under this Option is less than the Fair

Market Value of such Stock on the date of grant of this Option, then Participant may incur adverse tax consequences under Section 409A of the Code and Section 422 of the Code. Participant acknowledges and agrees that (a) Participant is not relying upon any determination by the Company, any Affiliate or any of their respective employees, directors, managers, officers, attorneys or agents (collectively, the “Company Parties”) of the fair market value of the Stock on the date of grant of this Option, (b) Participant is not relying upon any written or oral statement or representation of any of the Company Parties regarding the tax effects associated with Participant’s execution of this Agreement and Participant’s receipt, holding and exercise of this Option, and (c) in deciding to enter into this Agreement, Participant is relying on Participant’s own judgment and the judgment of the professionals of Participant’s choice with whom Participant has consulted. Participant hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with Participant’s execution of this Agreement and his receipt, holding and exercise of this Option.

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EXHIBIT B
CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION COVENANTS

1.    Confidentiality. In the course of Participant’s employment with the Company or any Affiliate and the performance of Participant’s duties on behalf of the Company or its direct and indirect subsidiaries (collectively, the Company and its direct and indirect subsidiaries are referred to as the “Company Group”) hereunder, Participant will be provided with, and will have access to, Confidential Information (as defined below).
(a)    Both during the course of Participant’s employment with the Company or any Affiliate and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Participant shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Participant acknowledges and agrees that Participant would inevitably use and disclose Confidential Information in violation of this Section 1 if Participant were to violate any of the covenants set forth in Section 2. Participant shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 1 shall apply to all Confidential Information, whether now known or later to become known to Participant during the period that Participant is employed by or affiliated with the Company or any other member of the Company Group.
(b)    Notwithstanding any provision of this Section 1 to the contrary, Participant may make the following disclosures and uses of Confidential Information:
(i)    disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;
(ii)    disclosures to customers and suppliers when such disclosure is necessary in connection with Participant’s performance of Participant’s duties for any member of the Company Group and is in the best interests of the Company Group;
(iii)    disclosures and uses that are approved in writing by the Board; or
(iv)    disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)    All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or have been conceived, made, developed or acquired by or disclosed to Participant, individually or in conjunction with others, during the period that Participant is or has been employed by the Company or any Affiliate (whether during business hours or otherwise and whether on the Company’s or any other member of the Company Group’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such

Exhibit B-1

information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or another member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Exhibit B. For purposes of this Exhibit B, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Participant or any of Participant’s agents; (ii) was available to Participant on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Participant on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.
(d)    Notwithstanding the foregoing, nothing in this Exhibit B or in any other agreement between Participant and the Company or any Affiliate shall prohibit or restrict Participant from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the U.S. Securities and Exchange Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Participant from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law, or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Exhibit B requires Participant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company or any Affiliate that Participant has engaged in any such conduct.
2.    Non-Competition; Non-Solicitation; Non-Disparagement.
(a)    Participant acknowledges that this Option provides Participant with a further incentive to build the Company’s goodwill and further aligns Participant’s interests with the

Company Group’s long-term business interests. As an express inducement for the Company to grant this Option, and in order to protect the Confidential Information, and the Company Group’s goodwill and other legitimate business interests, Participant voluntarily agrees to the covenants set forth in this Section 2.
(b)    Participant agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Participant undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and protect the Company Group’s legitimate business interests.
(c)    During the Prohibited Period, Participant shall not, without the prior written approval of the Board, directly or indirectly, for Participant or on behalf of or in conjunction with any other person or entity of any nature:
(i)    engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Participant from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Participant’s duties or responsibilities are the same as or similar to the duties or responsibilities that Participant had on behalf of any member of the Company Group; provided, that the purchase of a public security of a corporation engaged in such business or service shall not in itself be deemed a violation of this Section 2 so long as Participant does not own, directly or indirectly, more than two percent of the securities of such corporation;
(ii)    appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;
(iii)    solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or
(iv)    solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.
(d)    The following terms shall have the following meanings:
(i)     “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group during the period of time in which Participant is employed any member of the Company Group (such period, the “Employment Period”), or which any member of the Company Group had material plans to engage in during the Employment Period, which business and operations include (A) the development, manufacture, and delivery of prescriptive chemistry-based technology and related services, including specialty and commodity chemicals to clients in the energy (e.g. oil and gas), industrial cleaning, and agricultural industries around the world, and (B) the business of developing and selling oil and gas analyzers and measurement tools and related software and providing data analytics and data services in the oil and gas industry.
(ii)    “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.
(iii)    “Market Area” shall mean the geographic area within (A) the state of Texas and (B) a 100-mile radius of any other oil and gas fields, basins, shales, plays and geographic areas with respect to which the Company or any other member of the Company Group conducts material business or has specific plans to conduct material business during the Employment Period.
(iv)    “Prohibited Period” shall mean the period during which Participant is employed by the Company or an Affiliate and continuing for a period of ● months following the date that Participant is no longer employed by the Company or any Affiliate.
(e)    Subject to Section 1(d) above, Participant agrees that during the period from and after the Date of Grant, Participant will not, and will cause his affiliates to not, make, publish, or communicate any disparaging or defamatory comments regarding any member of the Company Group or their current or former directors, officers, members, managers, partners, executives or direct or indirect owners (including equityholders).
3.    Return of Company Materials. Upon the termination of Participant’s employment by the Company or an Affiliate, and at any other time upon request of the Company, Participant shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Participant’s possession, custody or control and Participant shall not retain any such documents or other materials or property of the Company Group. Within five days of any such request, Participant shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
4.    Specific Performance. Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 1 and Section 2, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group under the Agreement (including Section 5 of the Agreement) and at law and equity.

5.    Severability. The covenants in this Exhibit B are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Exhibit B shall thereby be reformed.
6.    Third-Party Beneficiaries. Each member of the Company Group that is not a signatory hereto shall be a third-party beneficiary of Participant’s representations, covenants and obligations set forth in this Exhibit B and shall be entitled to enforce such representations, covenants and obligations as if a party hereto.
7.    Survival. Participant’s obligations under this Exhibit B shall survive the date that Participant is no longer employed by the Company or an Affiliate, regardless of the reason that such relationship ends.
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EXHIBIT C
RELATIVE TSR CONDITIONS
The Relative TSR Percentage shall be determined according to the percentile rank of the Company’s TSR compared to the TSR of the Peer Group over the Performance Period (the “Relative TSR”), as shown in the table below, subject to Participant’s continued employment with the Company or any Affiliate from the Date of Grant through the through the last day of the Performance Period. To the extent that Relative TSR is between specified vesting levels, the portion of the TSR Shares that shall become vested shall be determined on a pro rata basis using straight line interpolation between the applicable thresholds; provided, however, that (i) the maximum portion of the TSR Shares that may become vested shall not exceed 200% of the TSR Shares and (ii) to the extent that the Relative TSR is below the 30th percentile, all of the TSR Shares shall be immediately forfeited without consideration and Participant shall have no further rights to that portion of the Option.

	Relative TSR for the Performance Period	Relative TSR Percentage
Maximum	90th Percentile	100%
Target	50th Percentile	50%
Threshold	30th Percentile	25%

•	“Beginning Price” shall mean, with respect to the applicable company, the average closing stock price for the 20 consecutive trading days immediately preceding the first day of the Performance Period.

•
“Ending Value” shall mean, with respect to the applicable company, the average closing price for the last 20 consecutive trading days of the Performance Period plus dividends paid per share during the Performance Period.

•	“Peer Group” shall mean the following publicly traded companies:

Advanced Emission Solutions, Inc.	Graham Corporation	Natural Gas Services Group, Inc.
Aspen Aerogels, Inc.	Gulf Island Fabrication, Inc.	NCS Multistage Holdings, Inc.
CARBO Ceramics, Inc.	Hornbeck Offshore Services, Inc.	Nuverra Environmental Solutions, Inc.
Energy Recovery, Inc.	Intrepid Potash, Inc.	RigNet, Inc.
Era Group Inc.	ION Geophysicial Corporation

The Committee may, in its sole discretion (i) add or remove companies from the Peer Group and substitute a new company upon any removal; (ii) remove from the Peer Group or provide an adjustment to the performance ranking of a company in the Peer Group, whenever, in the Committee’s discretion, such removal or adjustment is appropriate to reflect that such company is no longer publicly traded or is determined by the Committee to no longer be a peer of the Company, or to reflect any other significant event. If an acquisition or similar event with respect to a company within the Peer Group is announced before September 30, 2021, the Committee shall choose a replacement company and if such acquisition or similar event is announced on or after September 30, 2021, the TSR of such company will be locked in for the Performance Period above or below the Company based on the TSRs immediately prior to the announcement of such event. Any peer company within the Peer Group that files for bankruptcy or liquidates due to an insolvency or is delisted will be deemed to be the lowest ranked company in the Peer Group and if multiple members of the Peer Group file for bankruptcy or liquidate due to an insolvency or are delisted, such members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies, liquidations and delistings ranking lower than later bankruptcies, liquidations and delistings. For the sake of clarity, any of the foregoing may be effectuated without Participant’s consent and will not be treated as materially or adversely affecting the rights of Participant.

•	“TSR” shall mean, with respect to the Company and each of the companies in the Peer Group, (i)(a) the Ending Value minus (b) the Beginning Price, divided by (ii) the Beginning Price.

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